Exhibit 14.1
Consent of PricewaterhouseCoopers Ltd,
Independent Group Auditors
We hereby consent to the incorporation by reference in this Annual Report on Form 20-F/A of Converium Holding AG of our report dated March 4, 2005, except as to Notes 3, 14b and 28 to the consolidated financial statements as to which the date is February 27, 2006, relating to the financial statements, which appears in the Annual Report on Form 20-F/A for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 4, 2005, except as to Notes 3, 14b and 28 to the consolidated financial statements as to which the date is February 27, 2006, relating to the financial statement schedules which appears in the Annual Report on Form 20-F/A for the year ended December 31, 2004.
PricewaterhouseCoopers Ltd

Andrew Hill	Martin Frei
Zurich, February 27, 2006